Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

February 26, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Acquisition Capital Group, Inc.
Worcester, Massachusetts

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-11, Registration Statement under the Securities Act of 1933, filed by Acquisition Capital Group, Inc. of our report dated February 2, 2010, relating to the financial statements of Acquisition Capital Group, Inc., a Delaware Corporation, as of and for the period ending December 31, 2009, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC